The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities, nor a solicitation to buy these securities, in any jurisdiction where the offering is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

To Prospectus Dated April 24, 2007	Subject to completion, dated April 24, 2007

Filed pursuant to Rule 424(b)(5)
SEC File Nos. 333-142317
333-142317-01

$1,000,000,000

J. C. Penney Corporation, Inc.

$                         % Senior Notes due                     , 2018

$                         % Senior Notes due                     , 2036

Co-Obligation of

J. C. Penney Company, Inc.

This is an offering of an aggregate of $                 % Senior Notes due                     , 2018 (2018 notes) and an aggregate of $                 % Senior Notes due                     , 2036 (2036 notes). We refer to the 2018 notes and the 2036 notes together as the “notes.” We will pay interest on the 2018 notes on                      and                      of each year beginning                     , 2007. We will pay interest on the 2036 notes on                      and                      of each year beginning                     , 2007. The 2018 notes will bear interest at a rate of     % per year and will mature on                     , 2018. The 2036 notes will bear interest at a rate of     % per year and will mature on                     , 2036.

Upon the occurrence of both (a) a change of control of JCPenney and (b) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

For a more detailed description of the above provision and the notes generally, see “Description of Notes” beginning on page S-8 of this prospectus supplement.

Investing in the notes involves risks. See the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and the “ Risk Factors” section on page S-5 of this prospectus supplement.

	Price to the Public (1)	Underwriting Discounts and Commissions	Proceeds to Company (2)

Per 2018 Note	%	%	%

Per 2036 Note	%	%	%

Total	$	$	$

(1)	Plus accrued interest, if any, from , 2007.
(2)	Before deduction of expenses payable by the Company, estimated at $ .

Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company on or about                     , 2007, against payment therefor in immediately available funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC

JPMORGAN

The date of this prospectus supplement is April                     , 2007.

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this notes offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document, including the information incorporated by reference, or to which we have referred you. We have not authorized anyone to provide you with information that is different. Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation by Reference” in the accompanying prospectus. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of the prospectus supplement or the accompanying prospectus.

SUMMARY

This summary highlights information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it is not complete and does not contain all of the information that you should consider before investing in the notes. Before deciding to invest in our notes, you should carefully read this prospectus supplement and the accompanying prospectus, including the SEC filings that we have incorporated by reference into the prospectus, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, and the “Risk Factors” section in this prospectus supplement on page S-5.

Company Overview

JCPenney was founded by James Cash Penney in 1902 and has grown to be a major retailer with fiscal 2006 sales of $19.9 billion. We operate 1,039 JCPenney department stores in 49 states and Puerto Rico. Our business consists of selling merchandise and services to consumers through our department stores and Direct (Internet/catalog) channels. Department stores and Direct generally serve the same type of customers and provide virtually the same mix of merchandise. Department stores accept returns from sales made in stores, via the Internet and through catalogs. We market family apparel, jewelry, shoes, accessories and home furnishings. In addition, our department stores provide customers with services such as salon, optical, portrait photography and custom decorating.

On January 27, 2002, J. C. Penney Company, Inc. was reorganized into a holding company structure. As part of this restructuring, the former J. C. Penney Company, Inc. changed its name to “J. C. Penney Corporation, Inc.” and became a wholly owned subsidiary of a newly formed affiliated holding company. The new holding company assumed the name “J. C. Penney Company, Inc.,” and is referred to in this prospectus supplement as the “Co-Obligor.” J. C. Penney Corporation, Inc. is referred to in this prospectus supplement as the “Issuer.”

The Co-Obligor is a holding company that derives its operating income and cash flow from the Issuer. The Co-Obligor is also the co-obligor or guarantor, as the case may be, on all other outstanding debt of the Issuer which has been registered with the Securities and Exchange Commission, referred to in this prospectus supplement as the “SEC.” The Co-Obligor and its consolidated subsidiaries, including the Issuer, are collectively referred to in this prospectus supplement as “we,” “us,” “our,” “JCPenney” or the “Company,” unless indicated otherwise.

Our principal offices are located at 6501 Legacy Drive, Plano, Texas 75024. Our telephone number is (972) 431-1000. We maintain a web site on the Internet at www.jcpenney.net. Our web site, and the information contained on it, are not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

We recently announced our new growth initiatives that will be focused around the four strategies of our new 2007-2011 Long Range Plan, which include: (1) developing a strong and enduring emotional connection with our customers, (2) offering inspiring merchandise and services, (3) becoming the preferred choice for a retail career, and (4) establishing JCPenney as the growth leader in the retail industry.

Financial Expectations for 2007-2011

We announced our financial performance expectations through 2011, which we believe include a number of measures that will establish JCPenney as a growth leader in the retail industry. Long Range Plan financial targets include:

•

total department store sales increasing mid-to-high single digits annually, comparable store sales increasing low-to-mid single digits and Direct sales increasing mid-single digits (with improvement throughout the period);

•	continued improvement in both gross margin and operating expense ratios throughout the plan period, reaching approximately 40 percent and 28 percent of sales in 2011, respectively;

•	operating income of 12 percent to 12.5 percent of sales in 2011;

•	a 16 percent compound annual growth rate in earnings per share for 2008 through 2011;

•	capital expenditures planned at $1.275 billion per year for 2008 through 2011; and

•	continued improvement in returns on capital and financial leverage metrics, with a cash position of approximately $1.5 billion in 2011.

New Store Opening Plans

We currently expect to open 250 new stores over the next five years, including our first ever store in New York City’s Midtown Manhattan. Additionally, we plan to renovate approximately 300 stores by the end of 2011.

The Offering

Issuer	J. C. Penney Corporation, Inc.

Co-Obligor	J. C. Penney Company, Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due , 2018 (2018 notes) and $ aggregate principal amount of % Senior Notes due , 2036 (2036 notes) (together, the notes).

Issue Price	percent for 2018 notes and percent for 2036 notes.

Interest	Interest on the 2018 notes will accrue at % per annum, and interest on the 2036 notes will accrue at % per annum.

Interest Payment Dates

Interest on the notes will accrue from                     , 2007. Interest on the 2018 notes will be payable semi-annually in cash on                      and                      of each year, commencing                     , 2007. Interest on the 2036 notes will be payable semi-annually in cash on              and              of each year, commencing                     , 2007.

Ranking	The notes will be senior, unsecured obligations of the Issuer and the Co-Obligor ranking equally in right of payment with other senior indebtedness of the Issuer and Co-Obligor.

Repurchase Upon a Change of Control

Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control.”

Further Issuances

We reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes of the same series as either series of notes on terms and conditions substantially identical to those of such notes (except for the issue date and price to public), which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, such notes.

Pro Forma Ratio of Earnings to Fixed Charges	After giving effect to the issuance of the notes, the pro forma ratio of earnings to fixed charges would have been for fiscal year 2006. See “Pro Forma Ratio of Earnings to Fixed Charges.”

Certain Covenants

The indenture contains covenants that will limit our ability to create certain liens and engage in certain sale and leaseback transactions. The indenture does not limit the amount of debt that the Issuer, the Co-Obligor or any of their subsidiaries may incur.

Trustee	U.S. Bank National Association.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Use of Proceeds

We will use the net proceeds from this offering to purchase a portion of our outstanding debt securities and for general corporate purposes, including the repayment of existing indebtedness. See “Use of Proceeds.”

For additional information regarding the notes, see “Description of Notes” in this prospectus supplement and “Description of Securities—Debt Securities” in the accompanying prospectus.

RISK FACTORS

Investing in the notes involves risk. You should carefully consider all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to make an investment. In particular, you should carefully consider the risks and uncertainties included in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and incorporated by reference into the accompanying prospectus as well as those referred to below and the “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying prospectus.

Risks Relating to Ownership of the Notes

The indenture does not restrict our ability to incur indebtedness.

We will be able to incur substantial additional indebtedness in the future. As of April 24, 2007, we had approximately $1.1 billion available for additional borrowing under our credit facility.

We may not be able to purchase the notes upon a change of control triggering event.

Upon the occurrence of a specified “change of control triggering event,” we will be required to offer to purchase each holder’s notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. At the time of occurrence of such change of control triggering event, we may not have sufficient financial resources to purchase all of the notes that holders tender to us in connection with a change of control offer. See “Description of Notes—Change of Control.”

An active trading market may not develop for the notes, and you may not be able to resell the notes.

The notes are new securities with no previous existing trading market. The underwriters have informed us that they initially intend to make a market in the notes but they are not obligated to do so. The underwriters may discontinue such market-making activity at any time without notice. However, both the liquidity and market price of the notes may be adversely affected by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. We cannot assure you that an active or stable trading market will develop for the notes.

USE OF PROCEEDS

Our net proceeds from the sale of the notes in this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us will be approximately $         million. We intend to use up to $             of the net proceeds of this offering to purchase our 8.125% Debentures due April 1, 2027, and the balance of the net proceeds for general corporate purposes, including the repayment of existing indebtedness.

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges as of February 3, 2007 on an actual basis and as adjusted to reflect the issuance of the notes, including the receipt of the estimated net proceeds from the sale of the notes (after deducting the underwriting discount and estimated fees and expenses) and pending application of those proceeds. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in the accompanying prospectus.

	53 Weeks Ended February 3, 2007
	Actual	As Adjusted
	(dollars in millions)
Income from continuing operations before income tax	$1,792	$

Plus: Fixed charges
Interest expense, net	130
Add back: interest income included in net interest	135
Bond premiums and unamortized costs	—
Estimated interest within rental expense	70
Capitalized interest	5

Total fixed charges	340

Less: Capitalized interest	(5)

Total earnings available for fixed charges	$2,127	$

Ratio of earnings to fixed charges	6.3

CAPITALIZATION

The following table sets forth our capitalization as of February 3, 2007 on an actual basis and as adjusted to reflect the receipt of the estimated net proceeds from the sale of the notes (after deducting the underwriting discount and estimated fees and expenses) and pending application of those proceeds. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in the accompanying prospectus.

	As of February 3, 2007
	Actual	As Adjusted
	(dollars in millions)
Cash and short-term investments (1)	$2,747	$3,427

Debt included in current liabilities:
Current maturities of long-term debt (1)	$434	$434
Debt included in long-term liabilities:
Long-term debt, excluding current maturities	3,010	2,707
Notes offered hereby	—	1,000

Total debt	$3,444	$4,141
Total stockholders’ equity	4,288	4,279

Total debt and stockholders’ equity	$7,732	$8,420

(1)	Does not reflect the payment at maturity in respect of $325 million aggregate principal amount of our 7.60% Notes due April 1, 2007.

DESCRIPTION OF NOTES

We are offering an aggregate of $                 % Senior Notes due                     , 2018 (2018 notes) and an aggregate of $                 % Senior Notes due                     , 2036 (2036 notes). We refer to the 2018 notes and the 2036 notes together as the “notes.” The following is a description of the particular terms of the notes offered by this prospectus supplement and the accompanying prospectus and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of debt securities provided in the prospectus. We refer potential purchasers of the notes to that description, as well as to the following description. The statements in this prospectus supplement concerning the notes and the Indenture do not purport to be complete.

In this section entitled “Description of the Notes,” when we refer to “the Company,” “JCPenney,” “the Issuer,” “we,” “our,” or “us,” we are referring to J. C. Penney Corporation, Inc., as issuer of the notes, and not to J. C. Penney Company, Inc. or any of the subsidiaries of J. C. Penney Corporation, Inc.

General

The notes are an issue of debt securities described in the prospectus that follows. Each series of notes will be issued as a separate series of senior debt securities under the Indenture, under which U.S. Bank National Association serves as Trustee (Trustee). The Bank of New York will serve as paying agent with respect to the notes. The 2018 notes will mature on                     , 2018 and the 2036 notes will mature on                     , 2036. In addition to the notes, we have in the past, and may in the future, issue from time to time other series of securities under the Indenture consisting of notes, debentures or other evidences of indebtedness. Such other series will be separate from and independent of the notes. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000. The notes will not be entitled to the benefit of any sinking fund.

The 2018 notes are initially being offered in the principal amount of $             and the 2036 notes are initially being offered in the principal amount of $            . We may, without the consent of the holders, issue additional notes of the same series as either series of notes on terms and conditions substantially identical to those of such notes (except for the issue date and price to public), which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, such notes.

Payment of Interest

Each 2018 note and 2036 note will bear interest at the rate set forth on the front cover hereof, payable semi-annually in arrears. Interest on the 2018 notes will be payable on                      and                      of each year, to the person in whose name such note is registered at the close of business on the preceding                      or                     , respectively. The first interest payment date for the 2018 notes is                     , 2007. Interest on the 2036 notes will be payable on              and              of each year, to the person in whose name such note is registered at the close of business on the preceding              or             , respectively. The first interest payment date for the 2036 notes is                 , 2007. Interest will accrue on the notes from                     , 2007. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to satisfy and discharge the notes prior to maturity as described below, holders of notes will have the right to require us to repurchase all or any part (in integral multiples of $1,000 original principal amount) of their notes pursuant to the offer described below (Change of Control Offer) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (Change of Control Payment). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (Change of Control Payment Date), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts and compliance with law.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of JCPenney and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require JCPenney to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of JCPenney and its subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of either 50% or more of the common stock of J. C. Penney Company, Inc. then outstanding or 50% or more of the voting power of the voting stock of J. C. Penney Company, Inc. then outstanding; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of J. C. Penney Company, Inc. or JCPenney and their respective subsidiaries taken as a whole to one or more persons (as defined in the Indenture) other than J. C. Penney Company, Inc. or one of its subsidiaries; or (3) the first day on which a majority of the members of J. C. Penney Company, Inc.’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of J. C. Penney Company, Inc. who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of J. C. Penney Company, Inc.’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Services, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Book-Entry System

Upon issuance, each series of notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, The Depository Trust Company (DTC) and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

DTC has advised us that DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations (DTC Participants) and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others (Indirect DTC Participants) for example, both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between DTC Participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and interest on the debt securities. DTC Participants and Indirect DTC Participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate of that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that participant or those participants has or have given the direction. However, in certain circumstances, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to its participants.

Although DTC has agreed to the procedures described above in order to facilitate transfers of global securities among participants of DTC, they are under no obligation to perform or continue to perform these procedures and these procedures may be modified or discontinued at any time. Neither we, nor any trustee, nor any registrar and transfer agent with respect to the notes offered hereby will have any responsibility for the performance by DTC or its respective participants or indirect participants or the respective obligations under the rules and procedures governing their operations.

Satisfaction and Discharge Prior to Maturity

Pursuant to an election by us under the Indenture, we have the right at any time to satisfy and discharge our obligations under the notes by depositing in trust with the Trustee money or U.S. government obligations. For United States federal income tax purposes, it is likely that any such deposit and discharge with respect to any notes will be treated as a taxable exchange of such notes for interests in the trust. For a description of the applicable provisions and the tax effects, see “Description of Securities—Debt Securities—Satisfaction and Discharge Prior to Maturity” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial investors. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (Code), Treasury Regulations promulgated under the Code and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. The Issuer has not sought any ruling from the Internal Revenue Service (IRS), and the Issuer cannot assure you that the IRS will agree with the statements in this summary.

Except as otherwise provided, this summary is limited to initial investors who purchase notes of either series (or both series) for cash at the initial “issue price” for such series (i.e., the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of each series of such notes is sold) pursuant to this offering and who hold the notes as capital assets (generally for investment purposes). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor regarding the tax consequences of the partnership’s purchase, ownership and disposition of the notes.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE FOR ANY PARTICULAR INVESTOR. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

The following is a general summary of the material United States federal income tax consequences that generally will apply to a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “—Consequences to Non-U.S. Holders,” below. You are a “U.S. Holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more “United States persons” (as defined in the Code) or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

The Issuer anticipates, and this summary assumes, that the notes will not bear original issue discount (OID), for U.S. federal income tax purposes. Therefore, the Issuer does not expect that holders of the notes will be required to recognize OID as interest income over the term of the notes under the OID tax regulations, and stated interest on the notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

In certain circumstances, the Issuer may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. The Issuer believes that the likelihood that it will be obligated to make any such payments is remote. Therefore, the Issuer does not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of the note. If the Issuer pays a premium pursuant to the change of control provisions, U.S. Holders will be required to recognize such amounts as income or gain at such time.

Disposition of Notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. Long-term capital gains of noncorporate taxpayers generally are taxed at a lower maximum marginal tax rate than that applicable to ordinary income. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless the U.S. Holder is an exempt recipient. A backup withholding tax may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the IRS that payments to the U.S. Holder are subject to backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the U.S. Holder furnishes the required information to the IRS on a timely basis.

Non-U.S. Holders

The following is a general summary of the material United States federal income tax consequences that generally will apply to a “Non-U.S. Holder” of notes. The term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, estate or trust that is not a U.S. Holder. If you are a Non-U.S. Holder, the Issuer encourages you to consult your tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payments of Interest

The 30% U.S. federal withholding tax (or lower applicable treaty rate) generally will not apply to any payment to a Non-U.S. Holder of interest on a note that is not effectively connected with a U.S. trade or business provided that:

•

the Non-U.S. Holder does not actually or constructively (under applicable attribution rules) own 10% or more of the total combined voting power of the Issuer’s voting stock, within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to the Issuer directly or indirectly through stock ownership; and

•

(a) the Non-U.S. Holder provides its name and address, and properly certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN) or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on a Non-U.S. Holder’s behalf and certifies, under penalties of perjury, either that it has received IRS Form W-8BEN from the holder or from another qualifying financial institution intermediary or that it is permitted to establish and has established the holder’s foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides the Issuer with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, the interest is attributable to a U.S. permanent establishment), the Non-U.S. Holder will instead be required to pay U.S. federal income tax on that interest on a net income basis in the same general manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest on the notes which is effectively connected with the holder’s conduct of a trade or business in the United States would be included in the holder’s earnings and profits.

Disposition of Notes

Any gain recognized by a Non-U.S. Holder upon the sale, exchange or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

Information Reporting and Backup Withholding

In general, the Issuer and certain other payors must report to the IRS and to each Non-U.S. Holder the amount of interest and certain other payments with respect to the notes paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. Backup withholding may apply to certain payments of principal, premium (if any) and interest on the notes to Non-U.S. Holders, as well as to the proceeds of certain sales of notes made through brokers, unless the holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “—Payments of Interest” is generally effective to establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided that the Non-U.S. Holder furnishes the required information to the IRS on a timely basis.

Estate Tax

Notes held at the time of death by an individual who is not a citizen or resident of the United States will not be included in such holder’s gross estate for U.S. federal estate tax purposes, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of the Issuer’s stock entitled to vote and income on the notes is not effectively connected with the conduct of a trade or business in the United States.

UNDERWRITING

Lehman Brothers Inc., Banc of America Securities LLC and J. P. Morgan Securities Inc. are acting as joint book-running managers for this offering. Under the terms of an underwriting agreement dated April     , 2007, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference into this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective principal amount of notes shown opposite its name below:

Underwriter	Principal Amount of 2018 notes	Principal Amount of 2036 notes
Lehman Brothers Inc.	$	$
Banc of America Securities LLC
J. P. Morgan Securities Inc.

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose to offer the notes initially at the public offering prices set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of     % of the principal amount of the 2018 notes and not in excess of     % of the principal amount of the 2036 notes. The underwriters may allow, and these dealers may reallow, a concession to the dealers not in excess of     % of the principal amount of the 2018 notes and not in excess of     % of the principal amount of the 2036 notes. After the initial public offering, the underwriters may change the public offering price and other selling terms.

The following table summarizes the compensation we will pay.

	Per 2018 note	Per 2036 note	Total
Underwriting discounts and commissions paid by us	$	$	$

The expenses of the offering that are payable by us are estimated to be approximately $                 (exclusive of underwriting discounts and commissions).

We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in that respect.

In the ordinary course of their respective businesses, the underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other similar services for us and our affiliates, for which they received, or will receive, customary fees and expenses.

Liquidity of the Trading Market

The notes are new issues of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of the notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. Similar to other purchase transactions, the underwriters’ purchase to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Joanne L. Bober, Executive Vice President, General Counsel and Secretary of J. C. Penney Corporation, Inc. and J. C. Penney Company, Inc., and for the Underwriters by Dewey Ballantine LLP, New York, New York.

PROSPECTUS

J. C. Penney Company, Inc.

COMMON STOCK

J. C. Penney Corporation, Inc.

DEBT SECURITIES

AND

WARRANTS TO PURCHASE DEBT SECURITIES

OF WHICH

J. C. Penney Company, Inc.

IS CO-OBLIGOR

J. C. Penney Company, Inc. and/or J. C. Penney Corporation, Inc., a wholly owned subsidiary of J. C. Penney Company, Inc., may offer from time to time to sell, in one or more series, any combination of the securities described in this prospectus. J. C. Penney Company, Inc.’s common stock trades on the New York Stock Exchange under the symbol “JCP.”

Each time we offer securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements may also add, update or change the information in this prospectus and will also describe the specific manner in which we will offer the securities. You should carefully read this prospectus and the applicable prospectus supplement, including the information incorporated by reference, prior to investing in our securities.

We may offer and sell the securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

The principal executive offices of J. C. Penney Company, Inc. and J. C. Penney Corporation, Inc. are located at 6501 Legacy Drive, Plano, Texas 75024, and the telephone number for each is (972) 431-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2007.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus; accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities by any underwriters, net proceeds and the other specific terms related to the offering of the securities.

You should rely only on the information in this prospectus, and any supplement to this prospectus, including the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus and any prospectus supplement is accurate only as of the date indicated on the front cover of these documents or the date of the document incorporated by reference. Our business, financial condition, results of operations, and other information contained in the prospectus and prospectus supplement may have changed since that date.

Unless indicated otherwise, as used in this prospectus, the terms “JCPenney,” “we,” “us,” “our,” or the “Company” refer to the combined entities of J. C. Penney Corporation, Inc., its parent, J. C. Penney Company, Inc., and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available on the Internet at the SEC’s EDGAR website at http://www.sec.gov or from our website at www.jcpenney.net. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at the following address:

100 F Street, N.E.

Washington, D.C. 20549

You can call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange (NYSE), 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you can call (212) 656-5060. Information about us is also available at our website at www.jcpenney.net. Our website and the information contained on it are not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus.

We specifically are incorporating by reference the following documents filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

J. C. Penney Company, Inc.

•	Its annual report on Form 10-K for the fiscal year ended February 3, 2007;

•	Its current reports on Form 8-K dated February 28, 2007, March 9, 2007, March 29, 2007 and April 18, 2007; and

•

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished to, rather than filed with, the SEC, after the date of this prospectus until we sell all of the securities being registered by this registration statement.

You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

J. C. Penney Company, Inc.

P. O. Box 10001

Dallas, Texas 75301

Telephone: (972) 431-2217

Attention: Investor Relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the documents incorporated herein by reference may contain forward-looking statements made within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “will,” “expects,” “intends,” “ plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those risks, uncertainties and other factors include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including the price and availability of oil and natural gas, impact of changes in consumer credit availability and payment terms, changes in management, retail industry consolidation, a pandemic, acts of terrorism or war and government activity. Furthermore, the Company typically earns a disproportionate share of its operating income in the fourth quarter due to holiday buying patterns, and such buying patterns are difficult to forecast with certainty. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. The list of factors, identified above and in the aforementioned reports, is not exhaustive and new factors may emerge or changes to these factors may occur that would impact our business. All such risk factors are difficult to predict and contain material uncertainties that may affect actual results and may be beyond our control.

We also used other factors and assumptions not identified above in deriving the forward-looking statements. Our failure to realize these other assumptions or the impact of the other factors may also cause actual results to differ materially from those projected.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. You are cautioned not to rely on the forward-looking statements, which speak only as of the date of this prospectus or, where applicable, a prospectus supplement or document incorporated by reference. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of any prospectus supplement nor are we under any obligation to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

THE COMPANY

Since J. C. Penney Company, Inc.’s founding by James Cash Penney in 1902, the Company has grown to be a major retailer, operating 1,039 JCPenney department stores in 49 states and Puerto Rico. The Company’s business consists of selling merchandise and services to consumers through its department stores and Direct (Internet/catalog) channels. Department stores and Direct generally serve the same type of customers and provide virtually the same mix of merchandise. Department stores accept returns from sales made in stores, via the Internet and through catalogs. The Company markets family apparel, jewelry, shoes, accessories and home furnishings. In addition, the department stores provide customers with services such as salon, optical, portrait photography and custom decorating.

On January 27, 2002, J. C. Penney Company, Inc. was reorganized into a holding company structure. As part of this restructuring, the former J. C. Penney Company, Inc. changed its name to “J. C. Penney Corporation, Inc.” and became a wholly owned subsidiary of a newly formed affiliated holding company. The new holding company assumed the name “J. C. Penney Company, Inc.” Shares of common and preferred stock of J. C. Penney Corporation, Inc. outstanding as of January 27, 2002 were automatically converted into the identical number and type of shares of common and preferred stock of J. C. Penney Company, Inc. Shares of common stock of 50¢ par value of J. C. Penney Company, Inc. are publicly traded on the NYSE under the symbol “JCP.”

J. C. Penney Company, Inc. derives its operating income and cash flow from J. C. Penney Corporation, Inc. and is also the co-obligor or guarantor, as the case may be, on all other outstanding debt of J. C. Penney Corporation, Inc. which has been registered with the SEC.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities described in this prospectus as set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES

Capital Stock

As of March 19, 2007, JCPenney’s authorized capital stock consisted of 1,250,000,000 shares of common stock of 50¢ par value, of which 225,793,408 shares were issued and outstanding, and 25,000,000 shares of preferred stock, without par value, of which no shares were issued and outstanding. The authorized shares of any class of stock may be increased or decreased, as the case may be, by the affirmative vote of the holders of a majority of the outstanding shares of the stock entitled to vote. The descriptions set forth below of the common stock, preferred stock and preferred stock purchase rights (as hereinafter described) constitute brief summaries of certain provisions of JCPenney’s Restated Certificate of Incorporation, as amended, referred to in this document as its “Charter,” its Bylaws, as amended, and the Rights Agreement dated January 23, 2002, and are qualified in their entirety by reference to the relevant provisions of such documents. See “Where You Can Find More Information” and “Incorporation by Reference” for information on how to obtain copies of these documents. In this section entitled “Capital Stock,” when we refer to the “Company,” “JCPenney,” “we,” “our,” or “us”, we are referring to J. C. Penney Company, Inc. and none of its subsidiaries.

Common Stock

Holders of common stock are entitled to one vote per share with respect to each matter submitted to a vote of the stockholders of JCPenney, including the election of directors, subject to voting rights that may be established for shares of preferred stock. Our Charter does not provide for cumulative voting nor are holders of common stock entitled to any preemptive rights to purchase or subscribe for any of the Company’s securities. Shares of common stock are neither redeemable nor convertible, and there are no sinking fund provisions relating to these shares. Subject to the prior rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our Board of Directors (Board). Upon any voluntary or involuntary liquidation, dissolution or winding up of JCPenney, holders of common stock will share equally in the assets remaining after the Company pays all of its creditors and satisfies all of its obligations to preferred stockholders.

The outstanding shares of common stock are fully paid and nonassessable. Additional shares of common stock may be issued, as authorized by our Board from time to time, without stockholder approval, except any stockholder approval required by the NYSE.

Mellon Investor Services LLC is the transfer agent and registrar of the common stock.

Preferred Stock

Our Charter authorizes 25,000,000 shares of preferred stock, without par value. Our Board has designated 1,600,000 shares of preferred stock as Series A Junior Participating Preferred Stock, referred to in this document as Series A preferred stock, and has authorized such shares for issuance pursuant to the exercise of the preferred stock purchase rights (see below). No shares of Series A preferred stock have been issued.

Rights: Series A Junior Participating Preferred Stock

Preferred stock purchase rights (rights) are attached to all of our common stock outstanding. These rights are issued under a rights agreement, dated January 23, 2002, between JCPenney and Mellon Investor Services LLC, as rights agent. Each right entitles the holder to purchase shares of Series A preferred stock under conditions described in the rights agreement. The rights expire on March 26, 2009, unless we extend or terminate them as described below.

Under the rights agreement, each right entitles the holder to purchase one one-thousandth of a share of Series A preferred stock, at a purchase price of $140 following a distribution date. A “distribution date” will occur upon the earlier of: the tenth day (or an earlier or later day determined by our Board) after a public announcement that a person or group of affiliated or associated persons other than us, any of our subsidiaries, or any of our or our subsidiaries’ employee benefit plans (an “acquiring person”) has acquired beneficial ownership of 15 percent or more of the voting power of all of our shares of common stock, or the tenth business day (or a later day determined by our Board) following the commencement of or announcement of the intention to commence a tender or exchange offer that would result in such person or group beneficially owning 15 percent or more of the voting power of all of our shares of common stock.

Until the distribution date, the rights will not be represented by a separate certificate and may be transferred only with common stock. Unless the rights are earlier redeemed, if any person or group becomes an acquiring person, each right will entitle its holder other than any acquiring person (whose rights will thereupon become null and void) to purchase, at the Series A preferred stock purchase price, a number of one one-thousandths of a share of Series A preferred stock with a market value equal to twice such purchase price.

After the rights have been triggered, the Board may exchange the rights, other than rights owned by an acquiring person, at an exchange ratio of one share of common stock per right, subject to adjustment. The Board may not exercise this right of exchange if any person has acquired 50 percent or more of the voting power of all of our shares of common stock.

Unless the rights are earlier redeemed, if, following the time a person becomes an acquiring person:

•	JCPenney is acquired in a merger or other business combination transaction and JCPenney is not the surviving corporation;

•	any person consolidates or merges with JCPenney and all or part of the common stock is converted or exchanged for securities, cash or property of any other person or of JCPenney; or

•	50 percent or more of JCPenney’s assets or earning power is sold or transferred,

each right will entitle its holder, other than any acquiring person, to purchase, for the Series A preferred stock purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the Series A preferred stock purchase price.

At any time until the close of business on the tenth day following a public announcement that an acquiring person has become such, our Board may redeem all of the rights at a price of $0.005 per right. On the redemption date, the right to exercise the rights will terminate and holders of rights will only be entitled to receive such redemption price.

So long as the rights are redeemable as described in the preceding paragraph, our Board may, without the approval of any holders of rights, supplement or amend any provisions of the rights agreement in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. At such time as the rights are not redeemable, the Board may, without the approval of any holders of rights, supplement or amend the rights agreement:

•	to cure any ambiguity;

•	to correct or supplement any provision that may be defective or inconsistent with any other provision; or

•	in any manner that it may deem necessary or desirable and which does not materially adversely affect the interests of the holders of rights.

The rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. A person will not be deemed an acquiring person if our Board approved the acquisition by such person of shares of common stock prior to such person otherwise becoming an acquiring person. In addition, the rights agreement gives a person who has inadvertently acquired 15 percent or more of the voting power of all the shares of our common stock and does not have any intention of changing or influencing the control of JCPenney the opportunity to sell a sufficient number of shares so that such acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required by our repurchase of shares of common stock outstanding which could raise the proportion of voting power held by a person to over the applicable 15 percent threshold. However, any person who exceeds such threshold as a result of our stock repurchases will trigger the rights if the person subsequently acquires an additional one percent of the voting power of all the shares of common stock.

The rights agreement contains a provision obligating our Board to appoint a committee of the Board referred to as the “TIDE Committee.” The TIDE Committee is composed of directors of JCPenney who are not officers, employees or affiliates of JCPenney. At least every three years the TIDE Committee will review and evaluate the rights agreement to determine whether it continues to be in the interests of JCPenney, its stockholders and any other relevant constituencies of JCPenney. A review could be instituted sooner if any person shall have made a proposal or taken any other action which could cause that person to become an acquiring person, if a majority of the members of the TIDE Committee deem such review to be appropriate. Following such review, the TIDE Committee will communicate its conclusions to the full Board, including any recommendations as to whether the rights agreement should be modified or the rights redeemed.

The Series A preferred stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock is:

•	subordinate to any other series of JCPenney preferred stock; and

•	senior to the common stock.

The Series A preferred stock may not be issued except upon the exercise of rights. Each share of Series A preferred stock will be entitled to receive when, as and if declared by the Board, a quarterly dividend in an amount equal to (i) 1,000 times the cash dividend declared on the common stock, and (ii) a preferential cash dividend, if any, in preference to holders of common stock in an amount equal to $50.00 per share of Series A preferred stock less the per share amount of all cash dividends declared on the Series A preferred stock pursuant to clause (i) since the immediately preceding quarterly dividend payment date. In addition, Series A preferred stock is entitled to 1,000 times any noncash dividends (other than dividends payable in equity securities) declared on the common stock, in like kind.

In the event of our liquidation, the holders of Series A preferred stock will be entitled to receive, for each share of Series A preferred stock, a payment in an amount equal to the greater of $1.00 per one one-thousandth of a share plus accrued and unpaid dividends and distributions thereon or 1,000 times the payment made per share of common stock. Each share of Series A preferred stock will have 1,000 votes, voting together with the common stock.

In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. The rights of Series A preferred stock as to dividends, liquidation and voting are protected by anti-dilution provisions. If the dividends accrued on the Series A preferred stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or irrevocably set aside for payment, the holders of record of the Series A preferred stock (voting together with the holders of record of any other series of preferred stock then having the right to elect directors) will have the right to elect two members of the Board.

The number of shares of Series A preferred stock issuable upon exercise of the rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the common stock. The exercise price for the rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of common stock.

Fractions of shares of Series A preferred stock (other than fractions which are integral multiples of one one-thousandth of a share) may, at our election, be evidenced by depositary receipts. We may also issue cash in lieu of fractional shares which are not integral multiples of one one-thousandth of a share.

Until a right is exercised, the holder, as such, will have no rights as a stockholder of JCPenney, including, without limitation, the right to vote or to receive dividends.

The rights will cause substantial dilution to a person or group who attempts to acquire us on terms not approved by the Board. The rights should not interfere with any merger or other business combination approved by the Board since the rights may be redeemed by us at $0.005 per right at any time until the close of business on the tenth day (unless extended) after a public announcement that a person has become an acquiring person.

Certain Charter, Bylaw and Delaware Law Provisions

Our Charter and Bylaws and the Delaware General Corporation Law contain several provisions that may make it more difficult to acquire or control us by means of a tender offer, open market purchases, proxy fight or otherwise.

Election of Directors; Removal of Directors; Action by Written Consent

The Board is currently divided into three classes, which are as equal in number as possible depending on the total number of directors at any time. Effective May 19, 2006, our stockholders approved amendments to Article Sixth of our Charter and Article III, Sections 3 and 13 of our Bylaws to eliminate the classification of the Board. The declassified Board structure will be phased in as follows:

•	Current directors, including those previously elected to three-year terms at our 2006 Annual Meeting of Stockholders, will continue to serve the remainder of their elected terms; and

•	Beginning with our Annual Meeting of Stockholders to be held in May 2007, directors will be elected annually so that by the 2009 Annual Meeting of Stockholders, all directors will be elected annually.

Directors are elected by a plurality of the votes cast. Our Bylaws provide, however, that in a non-contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation, and the Board, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Absent a compelling reason for the director to remain on the Board, as determined by the other directors in the exercise of their business judgment, the Board shall accept the resignation. We will promptly and publicly disclose the Board’s decision, together with an explanation of how the decision was reached. Additionally, our Bylaws provide that members of our Board may be removed, with or without cause, only upon the vote of 80 percent of the voting power of all classes of our voting stock.

Our Charter and Bylaws also provide that stockholders may only take action at an annual or special meeting of the stockholders and not by written consent of stockholders. The provisions regarding action by written consent require the vote of 80 percent of the voting power of all classes of our voting stock in order to remove or amend them.

These provisions may have the effect of discouraging anyone from attempting to acquire control of us and could deter open market purchases of our common stock.

Business Combinations with Interested Stockholders

Our Charter provides that approval of business combinations with interested stockholders requires the vote of 80 percent of the combined voting power of the then-outstanding shares of all classes and series of our stock entitled to vote generally in the election of directors.

An “interested stockholder” is defined in our Charter as a person (other than the Company, any subsidiary or any employee benefit plan of the Company or any subsidiary) who or which:

•	is the beneficial owner, directly or indirectly, of ten percent or more of the voting power of all classes of our voting stock;

•

is an affiliate of the Company and at any time within the two-year period before the date in question owned or was the beneficial owner of ten percent or more of the voting power of all classes of our voting stock; or

•	is an assignee of shares of voting stock which were owned by an interested stockholder in the preceding two years.

A “business combination” is defined in our Charter to mean:

•	a merger or consolidation with an interested stockholder;

•

a sale, lease, exchange, mortgage, pledge, transfer or other disposition of our property having a fair market value of $100 million or more to an interested stockholder or a purchase, lease, exchange, mortgage, pledge, transfer or other acquisition by us from an interested stockholder of property having such fair market value;

•

an issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to any interested stockholder in exchange for cash, securities or other property having a fair market value of $100 million or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any interested stockholder;

•	any reclassification of securities or recapitalization of the Company that has the effect of increasing the voting power of an interested stockholder; and

•	transactions having a similar effect to those listed above.

A business combination will not need to receive the 80 percent vote outlined above if it meets one of the following tests:

•

the business combination is approved by a majority of the members of the Board who are not affiliated with the interested stockholder and who were Board members prior to the interested stockholder becoming an interested stockholder; or

•

the consideration to be paid by the interested stockholder in the business combination meets various tests set forth in the Charter designed to ensure that the form and amount of consideration to be paid by the interested stockholder is fair to the other stockholders.

The business combination provisions outlined above may have the effect of discouraging anyone from attempting to acquire control of us and could deter open market purchases of our common stock.

Stockholder Proposals and Nominations

Our Bylaws provide that any stockholder may present a nomination for director at an annual meeting of stockholders only if advance notice of such nomination has been delivered to us not less than 90 days prior to the meeting. If an election of directors is to be held at a special meeting of stockholders, notice by the stockholder must be received not later than seven days after the notice of such meeting was given to stockholders. Similarly, any stockholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to us not less than 90 days prior to the meeting. The foregoing notices must describe the proposal to be brought at the meeting or the nominee for director, as applicable, as well as provide personal information regarding the stockholder giving the notice, the number of shares owned by the stockholder, his or her interest in such proposal and, with respect to nominations for director, such information with respect to the nominees as would be required to be included in a proxy statement filed by us with the SEC. In addition, our Bylaws provide that only the Board can call special meetings of stockholders and that the only business that may be brought before a special meeting is such business specified by the Board in the notice of such meeting. These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders. The provision of the Bylaws containing the procedural requirements regarding advance notice of nominations for our Board may only be amended by a vote of 80 percent of the voting power of all classes of our voting stock.

Delaware Law

Section 203 of the General Corporation Law of the State of Delaware applies to us. Under certain circumstances, Section 203 limits the ability of an interested stockholder to effect various business combinations with the Company for a three-year period following the time that such stockholder becomes an interested stockholder. For purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the immediately preceding three years did own, 15 percent or more of our voting stock.

An interested stockholder may not engage in a business combination transaction with the Company within the three-year period unless:

•	before the stockholder became an interested stockholder, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85 percent of our voting stock (excluding shares owned by officers, directors or certain employee stock purchase plans); or

•

at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

Limitations on Directors’ Liability

JCPenney’s Charter eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty as a director. This provision does not, however, eliminate or limit the personal liability of a director:

•	for any breach of such director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

This provision offers persons who serve on our Board protection against awards of monetary damages resulting from breaches of their fiduciary duty (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company and limits our ability or the ability of one of our stockholders to prosecute an action against a director for a breach of fiduciary duty. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

Our Bylaws provide that we may indemnify any of our officers or directors to the fullest extent permitted by the Delaware General Corporation Law.

Debt Securities

The debt securities are to be issued under an indenture, dated as of April 1, 1994, as amended by a first supplemental indenture, dated as of January 27, 2002, and a second supplemental indenture, dated as of July 26, 2002, (the indenture and supplements are referred to in this prospectus as the “indenture”), among J. C. Penney Corporation, Inc., J. C. Penney Company, Inc. and U.S. Bank National Association, as trustee. The indenture in the form in which it was executed is incorporated by reference to the exhibits to the registration statement of which this prospectus is a part. The following statements are subject to the detailed provisions of the indenture, including definitions of certain terms used in this description. Wherever particular provisions of the indenture are referred to in this prospectus, such provisions are made a part of the statement made, and the statement is qualified in its entirety by such reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of any debt securities that may be issued under the indenture. See “Where You Can Find More Information” and “Incorporation by Reference” for information on how to obtain a copy of the form of indenture.

In this section entitled “Debt Securities,” when we refer to “the Company,” “JCPenney,” “the Issuer,” “we,” “our,” or “us,” we are referring to J. C. Penney Corporation, Inc. as issuer of the debt securities, and not to J. C. Penney Company, Inc. or any of the subsidiaries of J. C. Penney Corporation, Inc.

General

The indenture does not limit the amount of debt securities which can be issued under it. Under the indenture, debt securities may be issued in one or more series, each in an aggregate Principal Amount (in U.S. dollars or the equivalent denominated in foreign currency or composite currencies) authorized by the Company prior to issuance.

Reference is made to the prospectus supplement for certain specified terms with respect to the debt securities being offered hereby, including, but not limited to:

•

the obligation or option, if any, of the Company to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods within and the price or prices at which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and the other detailed terms and provisions of such obligation;

•

if the amount of payments of principal of or any premium or interest on any of the debt securities may be determined with reference to an index, the manner in which such amounts shall be determined; and

•

whether any of the debt securities shall be issuable in whole or in part in the form of one or more global securities (as described below) and, if so, the depositary for such global security or securities, and the circumstances under which any such global security or securities may be exchanged for debt securities registered in the name of, and any transfer of such global security or securities may be registered to, a person other than such depositary or its nominee.

The debt securities will be unsecured obligations and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

The debt securities may be issued (in the case of dollar denominated debt securities) in denominations of $1,000 and any integral multiple thereof. We reserve the right to issue the debt securities in certificated form registered in the name of security holders. However, unless otherwise provided in a prospectus supplement, it is anticipated that the debt securities offered by this prospectus will be “book-entry,” and will be issued in the form of one or more global certificates, each of which we refer to as a global security, registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems. Any such global security deposited with a depositary or its nominee and bearing the legend required by the indenture may not be surrendered for transfer or exchange except by the depositary for such global security or any nominee of such depositary, except if the depositary notifies the Company that it is unwilling or unable to continue as depositary, or the depositary ceases to be qualified as required by the indenture, or the Company instructs the trustee in accordance with the indenture that such global security shall be so registrable and exchangeable, or there shall exist such other circumstances, if any, as may be specified in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by one or more global securities will be described in the applicable prospectus supplement. Beneficial interests in global securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the depositary and the institutions that are participants in the depositary.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate Principal Amount and tenor. The debt securities may be transferred or exchanged without payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

The principal of (and premium, if any) and interest, if any, on the debt securities will be payable, and the transfer of the debt securities will be registrable, at the agency or agencies maintained by the Company; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register.

Some of the debt securities may be issued as discounted debt securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rate) to be sold at a substantial discount below their stated Principal Amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto. Debt securities may also be issued under the indenture upon the exercise of warrants. See “Warrants” below.

Restrictive Covenants

Limitations on Liens. The indenture provides that the Company may not, nor may it permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee evidences of indebtedness for money borrowed which are secured by any mortgage, security interest, pledge or lien (“mortgage”) of or upon any Principal Property (as defined below) or of or upon any shares of stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing that the Principal Amount of the debt securities from time to time outstanding shall be secured equally and ratably by such mortgage, except that this restriction will not apply to (1) mortgages on any property existing at the time of its acquisition; (2) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with, or disposes of substantially all its properties (or those of a division) to, the Company or a Restricted Subsidiary; (3) mortgages on property of a corporation existing at the time such corporation first becomes a Restricted Subsidiary; (4) mortgages securing indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (5) mortgages to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property if the commitment to extend the credit secured by any such mortgage is obtained within 12 months after the later of the completion or the placing in operation of the acquired, constructed, developed or substantially repaired, altered or improved property; (6) mortgages securing current indebtedness (as defined in the indenture); or (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in clauses (1) through (6), provided, however, that the Principal Amount of indebtedness secured thereby and not otherwise authorized by said clauses (1) to (6), inclusive, shall not exceed the Principal Amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the Company or any Restricted Subsidiary may issue, assume or guarantee indebtedness secured by mortgages which would otherwise be subject to the foregoing restrictions in any aggregate amount which, together with all other such indebtedness outstanding, all attributable debt outstanding under the provisions described in the last sentence under “Limitations on Sale and Lease-Back Transactions” below and all Senior Funded Indebtedness (as defined below) issued, assumed or guaranteed by any Restricted Subsidiary, does not exceed five percent of Stockholders’ Equity (as defined below).

Under the terms of the indenture, the Company may secure indebtedness with mortgages on assets other than Principal Property including, but not limited to, inventory and receivables.

Limitations on Sale and Lease-Back Transactions. The indenture provides that neither the Company nor any Restricted Subsidiary may enter into any sale and lease-back transaction, as defined in the indenture, with respect to any Principal Property (except for transactions involving leases for a term, including renewals, of not more than three years and except for transactions between the Company and a Restricted Subsidiary or between restricted subsidiaries), if the purchaser’s commitment is obtained more than 12 months after the later of the acquisition or completion or the placing in operation of such Principal Property or of such Principal Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if either (a) the Company or such Restricted Subsidiary would be entitled pursuant to the provision described in the first sentence under “Limitations on Liens” described above to issue, assume or guarantee debt secured by a mortgage on such Principal Property without equally and ratably securing the debt securities from time to time outstanding or (b) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value) and, otherwise, an amount equal to the fair value (as determined by its board of directors) of the Principal Property so leased to the retirement of the debt securities or other Senior Funded Indebtedness of the Company or a Restricted Subsidiary, subject to reduction as set forth in the indenture in respect of the debt securities and other Senior Funded Indebtedness retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at maturity. The Company or any Restricted Subsidiary, however, may enter into a sale and lease-back transaction which would otherwise be subject to the foregoing restriction so as to create an aggregate amount of attributable debt which, together with all other such attributable debt outstanding, all indebtedness outstanding under the provision described in the last sentence under “Limitations on Liens” described above and all Senior Funded Indebtedness issued, assumed or guaranteed by any Restricted Subsidiary, does not exceed five percent of Stockholders’ Equity.

Waiver of Covenants. The indenture provides that the holders of a majority (unless a greater requirement with respect to any series of debt securities is specified for this purpose, in which case, the requirement specified) in Principal Amount of the outstanding debt securities of a particular series may waive compliance with certain covenants or conditions set forth in the indenture, including those described above.

Consolidation, Merger or Sale of Assets of the Company. The indenture provides that the Company may not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the person which acquires its assets is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the debt securities and the performance of every covenant of the indenture on the part of the Company, and (2) immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale is made will succeed to, and be substituted for, the Company under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

Unless otherwise provided in the prospectus supplement, the covenants contained in the indenture and the debt securities would not necessarily afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect such holders.

Definitions

“Funded Indebtedness” of a corporation means the principal of (a) indebtedness for money borrowed or evidenced by an instrument given in connection with an acquisition which is not payable on demand and which matures, or which such corporation has the right to renew or extend to a date, more than one year after the date of determination, (b) any indebtedness of others of the kinds described in the preceding clause (a) for the payment of which such corporation is responsible or liable as a guarantor or otherwise, and (c) amendments, renewals and refundings of any such indebtedness. For the purposes of the definition of “Funded Indebtedness,” the term “principal” when used at any date with respect to any indebtedness means the amount of principal of such indebtedness that could be declared to be due and payable on that date pursuant to the terms of such indebtedness.

“Principal Amount” means, when used with respect to any debt security, the amount of principal thereof that could then be declared due and payable as a result of an event of default with respect to such debt security.

“Principal Property” means all real and tangible property owned by the Company or a Restricted Subsidiary constituting a part of any store, warehouse or distribution center located within the United States, exclusive of motor vehicles, mobile materials-handling equipment and other rolling stock, cash registers and other point of sale recording devices and related equipment, and data processing and other office equipment, provided the net book value of all real property (including leasehold improvements) and store fixtures constituting a part of such store, warehouse or distribution center exceeds 0.25 percent of Stockholders’ Equity.

“Restricted Subsidiary” means any subsidiary, as defined in the indenture, of the Company or of a Restricted Subsidiary which the Company designates as a Restricted Subsidiary, which designation shall not have been canceled. However, no subsidiary for which the designation of Restricted Subsidiary has been canceled may be redesignated as such if during any period following cancellation of its previous designation as a Restricted Subsidiary, such subsidiary shall have entered into a sale and lease-back transaction, as defined in the indenture, which would have been prohibited had it been a Restricted Subsidiary at the time of such transaction.

“Senior Funded Indebtedness” of the Company means any Funded Indebtedness of the Company unless in any instruments evidencing or securing such Funded Indebtedness it is provided that such Funded Indebtedness is subordinate in right of payment to the debt securities to the extent provided in the indenture.

“Senior Funded Indebtedness” of a Restricted Subsidiary means Funded Indebtedness of the Restricted Subsidiary and the aggregate preference on involuntary liquidation of preferred stock of such subsidiary.

“Stockholders’ Equity” means the aggregate of (a) capital and reinvested earnings, after deducting the cost of shares of capital stock of the Company held in its treasury, of the Company and consolidated subsidiaries plus (b) deferred tax effects.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities at the time outstanding, either the trustee or the holders of not less than 25 percent (unless a different percentage with respect to any series of debt securities is specified for this purpose, in which case the specified percentage) in outstanding Principal Amount of such series may declare to be due and payable immediately the Principal Amount (or specified portion thereof) of such series, together with interest, if any, accrued thereon.

The indenture defines an event of default with respect to any series of debt securities as any one of the following events:

•	default for 30 days in payment of any interest due with respect to any series of debt securities;

•	default for 30 days in making any sinking fund payment due with respect to any series of debt securities;

•	default in payment of principal of (or premium, if any, on) any debt security of any series when due;

•

default for 90 days after notice to the Company by the trustee or by holders of not less than 25 percent in Principal Amount of the debt securities then outstanding of such series in the performance of any other covenant for the benefit of such series; and

•	certain events of bankruptcy, insolvency and reorganization.

No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities issued under the indenture.

The indenture provides that the trustee will, within 90 days after the occurrence of a default, give to the holders of the debt securities of each series as to which such default has occurred, notice of such default known to it, unless cured or waived; provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, or in the payment of any sinking fund installment in respect of any of the debt securities, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the series as to which default has occurred. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default, to act with the required standard of care, to be indemnified by the holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority (unless a greater requirement with respect to any series of debt securities is specified for this purpose, in which case, the requirement specified) in outstanding Principal Amount of a series of debt securities may, subject to certain exceptions, on behalf of the holders of the debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture includes a covenant that the Company will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority (unless a greater requirement with respect to any series of debt securities is specified for this purpose, in which case, the requirement specified) in outstanding Principal Amount of a series of debt securities may on behalf of the holders of the debt securities rescind as to such series, a declaration of acceleration or waive any past default or event of default relating to the debt securities of such series, except a default not theretofore cured in payment of the principal of (or premium, if any) or interest, if any, on any such debt securities or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt securities of that series.

Modification of the Indenture

The indenture contains provisions permitting the Company and the trustee, with the consent of the holders of 66 2/3 percent in Principal Amount of the outstanding debt securities of each series affected by such modification, to execute supplemental indentures adding any provisions to or changing or eliminating any provisions of the indenture or modifying the rights of the holders of the debt securities, except that no such supplemental indenture may, without the consent of all holders of the affected debt securities, (i) change the stated maturity of any debt securities or reduce the principal payable at stated maturity or which could be declared due and payable prior thereto or change any redemption price thereof, (ii) reduce the rate of interest payable on any debt securities, (iii) adversely affect the terms and provisions, if any, applicable to the conversion or exchange of any debt securities, (iv) reduce the percentage in Principal Amount of the debt securities of any series or reduce the percentage of debt securities of any series specified in the indenture, the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults, (v) change any place or the currency of payment of principal of (or premium, if any) or interest, if any, on any debt security, or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security.

Satisfaction and Discharge Prior to Maturity

The Company has the right at any time to satisfy and discharge its obligations under any series of debt securities by depositing in trust with the trustee money and/or U.S. government obligations.

If such deposit is sufficient to make all payments of (1) interest on the debt securities prior to their redemption or maturity and (2) principal of (and premium, if any) and interest on such series of debt securities when due upon redemption or at maturity, all the obligations of the Company under such series of debt securities and the indenture as it relates to the debt securities will be discharged and terminated except as otherwise provided in the indenture. U.S. government obligations mean (i) securities backed by the full faith and credit of the United States and (ii) depositary receipts issued by a bank or trust company as custodian and evidencing ownership by the holders of such depositary receipts of future payments of interest or principal, or both, on such securities backed by the full faith and credit of the United States held by such custodian.

For U.S. income tax purposes, it is likely that any such deposit and discharge with respect to any debt securities will be treated as a taxable exchange of such debt securities for interests in the trust. In that event, a holder will recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in such trust; and thereafter will be required to include in income a share of the income, gain and loss of the trust. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. income tax law.

In addition, the Company may elect to provide, with respect to any series of debt securities, that the Company may be released from certain of its covenants upon the satisfaction of certain conditions applicable to the securities of such series.

Concerning the Trustee

U. S. Bank National Association, the trustee under the indenture, is a lender under the Company’s credit facility and maintains substantial lines of credit and has other customary banking relationships with the Company.

Warrants

The Company may issue with any debt securities being offered by it warrants for the purchase of other debt securities. Each issue of warrants will be issued under, and will be governed by, a warrant agreement to be entered into between the Company and a warrant agent, to be described in the prospectus supplement relating to the debt securities with which the warrants are to be issued. The proposed warrant agreement, including the form of proposed warrant certificate representing the warrants, substantially in the form in which it is to be executed, is incorporated by reference to the exhibits to the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the warrant agreement and warrant certificates do not purport to be complete and are subject to and qualified in their entirety by reference to all the provisions set forth in the warrant agreement and warrant certificates, respectively, including the definitions thereof of certain terms.

Reference is made to the prospectus supplement relating to the securities, the warrant agreement relating to the warrants and the warrant certificates representing the warrants for certain specific terms of the warrants, which may include: (1) designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants; (2) designations and terms of any related debt securities with which the warrants are issued and the number of warrants issued with each such debt security; (3) date, if any, on and after which the warrants and the related debt securities will be separately transferable; (4) principal amount of debt securities purchasable upon exercise of one warrant and the price at which such principal amount of debt securities may be purchased upon such exercise; (5) date on which the right to exercise the warrants shall commence and date on which such right shall expire; and (6) whether the warrants represented by the warrant certificates will be issued in registered or bearer form.

Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants may be exercised, at the agency or agencies maintained for such purposes. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of the holders of debt securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise.

Each warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth, or be determinable as set forth, in the prospectus supplement relating to the securities. Each warrant may be exercised in whole but not in part at any time on and after the Commencement Date and up to the close of business on the Expiration Date set forth in the prospectus supplement relating to the securities. After the close of business on the Expiration Date, unexercised warrants will become void.

The exercise price of the warrants will be that price applicable on the date of receipt of payment therefor determined as set forth in the prospectus supplement relating to the securities. Upon receipt of payment of the exercise price and the warrant certificate properly completed and executed at the agency or agencies maintained by the Company for such purpose, the Company will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the warrants remaining unexercised.

Federal income tax consequences and other special considerations applicable to any such warrants will be described in the prospectus supplement relating thereto.

LEGAL MATTERS

The validity of the common stock, the debt securities and the warrants offered hereby will be passed upon for the Company by Joanne L. Bober, Executive Vice President, General Counsel and Secretary of J. C. Penney Corporation, Inc. and J. C. Penney Company, Inc. A copy of this legal opinion was filed as an exhibit to the registration statement containing this prospectus. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of J. C. Penney Company, Inc. as of February 3, 2007 and January 28, 2006 and for each of the years in the three-year period ended February 3, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the February 3, 2007 consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, in fiscal year 2005, and Statement of Financial Accounting Standards No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans on February 3, 2007.

$1,000,000,000

J. C. Penney Corporation, Inc.

$                         % Senior Notes due                     , 2018

$                         % Senior Notes due                     , 2036

Co-Obligation of

J. C. Penney Company, Inc.

PROSPECTUS SUPPLEMENT

                        , 2007

Joint Book-Running Managers

LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC

JPMORGAN